Exhibit 99.1

July 31, 2023	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance

TULSA, Okla. - July 31, 2023 - ONE Gas, Inc. (NYSE: OGS) today announced its second quarter financial results and reaffirmed its 2023 financial guidance.

“We enter the second half of the year focused on safety and capital plan execution,” said Robert S. McAnnally, president and chief executive officer. “Our team continues to meet the needs of our growing customer base while managing costs and prioritizing personal and system safety.”

SECOND QUARTER 2023 FINANCIAL RESULTS & HIGHLIGHTS

•Second quarter 2023 net income was $32.7 million, or $0.58 per diluted share, compared with $32.1 million, or $0.59 per diluted share, in the second quarter 2022;
•Year-to-date 2023 net income was $135.3 million, or $2.42 per diluted share, compared with $131.0 million, or $2.42 per diluted share, in the same period last year;
•Actual heating degree days across the Company's service areas were 593 in the second quarter 2023, 11.1% warmer than normal and 6.6% warmer than the same period last year; and
•A quarterly dividend of $0.65 per share ($2.60 annualized) was declared on July 17, 2023, payable on Sept. 1, 2023, to shareholders of record at the close of business on Aug. 16, 2023.

SECOND QUARTER 2023 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $64.0 million in the second quarter 2023, compared with $58.6 million in the second quarter 2022, which primarily reflects:

•an increase of $14.1 million from new rates; and
•an increase of $1.1 million in residential sales due primarily to net customer growth in Oklahoma and Texas.
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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

These increases were offset partially by:

•an increase of $6.7 million in employee-related costs; and
•a decrease of $1.7 million due to lower sales volumes, net of the impact of weather normalization mechanisms.

Weather across the service territories for the second quarter was 6.6% warmer than the prior year and 11.1% warmer than normal for the three months ended June 30, 2023. The impact on operating income was mitigated by weather normalization mechanisms.

For the three months ended June 30, 2023, other income, net, increased $6.2 million compared with the same period last year, due primarily to a $5.9 million increase in the market value of investments associated with nonqualified employee benefit plans.

Net income for the three months ended June 30, 2023, includes an increase in interest expense of $11.2 million, including $4.7 million in interest expense related to the Kansas securitization. Interest expense also increased primarily due to a higher weighted average interest rate on commercial paper borrowings and the issuance of $300 million of 4.25% senior notes in August 2022.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $3.1 million and $3.0 million for the three months ended June 30, 2023, and 2022, respectively.

Capital expenditures and asset removal costs were $41.1 million higher for the second quarter 2023 compared with the same period last year, due primarily to expenditures for system integrity and extension of service to new areas.

YEAR-TO-DATE 2023 FINANCIAL PERFORMANCE

Operating income for the six-month 2023 period was $213.3 million, compared with $199.3 million in 2022, which primarily reflects:

•an increase of $31.4 million from new rates; and
•an increase of $3.1 million in residential sales due primarily to net customer growth in Oklahoma and Texas.

These increases were offset partially by:

•an increase of $10.8 million in employee-related costs;
•a decrease of $3.3 million due to lower sales volumes, net of the impact of weather normalization mechanisms; and
•an increase of $2.4 million in bad debt expense.

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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

Weather across the service territories for the six-month 2023 period was 7.4% warmer than normal and 13.7% warmer than the same period last year. The impact on operating income was mitigated by weather normalization mechanisms.

For the six-month 2023 period, other income, net increased $12.9 million compared with the same period last year, due primarily to a $10.3 million increase in the market value of investments associated with nonqualified employee benefit plans and a $1.1 million decrease in net periodic benefit costs other than service cost.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $13.0 million and $10.9 million for the six months ended June 30, 2023, and 2022, respectively.

Interest expense increased $25.7 million for the six months ended June 30, 2023, which includes an increase of $9.6 million related to the Kansas securitization. Interest expense was also impacted by a higher weighted average interest rate on commercial paper borrowings and the issuance of $300 million of 4.25% senior notes in August 2022.

Capital expenditures and asset removal costs were $354.8 million for the six-month 2023 period compared with $272.0 million in the same period last year. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

For the six months ended June 30, 2023, the Company executed forward sale agreements for shares of its common stock through an underwritten offering and its at-the-market equity program. No shares of common stock have been settled under these forward sale agreements. Had all shares been settled as of June 30, 2023, it would have generated net proceeds of $248.7 million, as detailed below:

June 30, 2023
Maturity	Shares Sold	Net Proceeds Available (in thousands)	Forward Price
At-the-Market Equity Program
December 29, 2023	289,403	$21,780	$75.26
December 31, 2024	926,465	73,906	$79.77
Total At-the-Market Equity Program	1,215,868	$95,686	$78.70
Equity Forward Agreement
December 29, 2023	1,400,000	107,095	$76.50
December 31, 2024	600,000	45,898	$76.50
Total Equity Forward Agreement	2,000,000	$152,993	$76.50
Total forward sale agreements	3,215,868	$248,679	$77.33

On June 30, 2023, $226.1 million of equity was available for issuance under the at-the-market equity program.
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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

REGULATORY ACTIVITIES UPDATE

In March 2023, Oklahoma Natural Gas filed its annual Performance-Based Rate Change application for the test year ending December 2022. The filing included a requested $27.6 million base rate revenue increase, a $2.5 million energy efficiency incentive and $11.9 million of EDIT to be credited to customers in 2024. In July 2023, the Oklahoma Corporation Commission issued an order approving a settlement with a revenue increase of $26.3 million, a $2.5 million energy efficiency incentive, and a $12.6 million EDIT credit. New rates went into effect on June 29, 2023.

In February 2023, Texas Gas Service made Gas Reliability Infrastructure Program (GRIP) filings for all customers in the Central-Gulf service area, requesting an $11.5 million increase to be effective in June 2023. All the municipalities and the Railroad Commission of Texas (RRC), approved the increase or allowed it to take effect with no action, in June 2023.

In March 2023, Texas Gas Service made GRIP filings for all customers in the West-North service area, requesting a $7.4 million increase to be effective in July 2023. In June 2023, the municipalities of El Paso, Socorro and Anthony denied the requested increase, which Texas Gas Service appealed to the RRC. All other municipalities, and the RRC, approved an increase of $7.3 million or allowed it to take effect with no action. Texas Gas Service implemented the new rates in June 2023, subject to adjustment depending upon the outcome of the appeal.

In June 2023, Texas Gas Service filed a rate case for all customers in the Rio Grande Valley service area, requesting a $9.8 million increase. New rates are expected to take effect in late 2023 or early 2024.

2023 FINANCIAL GUIDANCE

ONE Gas reaffirmed its financial guidance issued on Nov. 30, 2022, with 2023 net income and earnings per share expected to be in the range of $224 million to $238 million, and $4.02 to $4.26 per diluted share. Capital expenditures, including asset removal costs, are expected to be approximately $675 million in 2023.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Tuesday, Aug. 1, 2023, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 833-470-1428, passcode 585035, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-813-9403, passcode 459462.
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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Oklahoma, Kansas, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and economic conditions in these areas’ housing markets;
•acts of nature and the potential effects of threatened or actual terrorism and war, including recent events in Europe;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by
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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2023	2022	2023	2022
	(Thousands of dollars, except per share amounts)

Total revenues	$398,114	$428,975	$1,430,257	$1,400,434

Cost of natural gas	130,241	188,251	796,040	828,197

Operating expenses
Operations and maintenance	118,614	110,579	245,298	225,674
Depreciation and amortization	67,547	55,043	138,811	112,180
General taxes	17,690	16,533	36,856	35,057
Total operating expenses	203,851	182,155	420,965	372,911
Operating income	64,022	58,569	213,252	199,326
Other income (expense), net	2,174	(3,983)	4,755	(8,128)
Interest expense, net	(27,485)	(16,320)	(57,600)	(31,915)
Income before income taxes	38,711	38,266	160,407	159,283
Income taxes	(6,022)	(6,191)	(25,097)	(28,274)
Net income	$32,689	$32,075	$135,310	$131,009

Earnings per share
Basic	$0.59	$0.59	$2.43	$2.42
Diluted	$0.58	$0.59	$2.42	$2.42

Average shares (thousands)
Basic	55,566	54,262	55,552	54,092
Diluted	55,914	54,335	55,857	54,183
Dividends declared per share of stock	$0.65	$0.62	$1.30	$1.24

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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2023	2022
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$8,117,663	$7,834,557
Accumulated depreciation and amortization	2,261,035	2,205,717
Net property, plant and equipment	5,856,628	5,628,840
Current assets
Cash and cash equivalents	7,332	9,681
Restricted cash and cash equivalents	32,006	8,446
Total cash, cash equivalents and restricted cash and cash equivalents	39,338	18,127
Accounts receivable, net	234,409	553,834
Materials and supplies	72,594	70,873
Natural gas in storage	144,742	269,205
Regulatory assets	64,912	275,572
Other current assets	31,294	29,997
Total current assets	587,289	1,217,608
Goodwill and other assets
Regulatory assets	304,614	330,831
Securitized intangible asset, net	309,569	323,838
Goodwill	157,953	157,953
Other assets	119,069	117,326
Total goodwill and other assets	891,205	929,948
Total assets	$7,335,122	$7,776,396

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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2023	2022
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 55,446,841 shares at June 30, 2023; issued and outstanding 55,349,954 shares at December 31, 2022	$554	$553
Paid-in capital	1,940,446	1,932,714
Retained earnings	714,530	651,863
Accumulated other comprehensive loss	(704)	(704)
Total equity	2,654,826	2,584,426
Other long-term debt, excluding current maturities, net of issuance costs	1,580,263	2,352,400
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	295,949	309,343
Total long-term debt, excluding current maturities, net of issuance costs	1,876,212	2,661,743
Total equity and long-term debt	4,531,038	5,246,169
Current liabilities
Current maturities of other long-term debt	772,838	12
Current maturities of securitized utility tariff bonds	34,201	20,716
Notes payable	217,100	552,000
Accounts payable	154,121	360,493
Accrued taxes other than income	54,400	78,352
Regulatory liabilities	79,686	47,867
Customer deposits	54,635	57,854
Other current liabilities	87,110	72,125
Total current liabilities	1,454,091	1,189,419
Deferred credits and other liabilities
Deferred income taxes	727,184	698,456
Regulatory liabilities	512,633	529,441
Employee benefit obligations	19,620	19,587
Other deferred credits	90,556	93,324
Total deferred credits and other liabilities	1,349,993	1,340,808
Commitments and contingencies
Total liabilities and equity	$7,335,122	$7,776,396

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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2023	2022
	(Thousands of dollars)
Operating activities
Net income	$135,310	$131,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138,811	112,180
Deferred income taxes	11,912	(18,780)
Share-based compensation expense	6,305	5,699
Provision for doubtful accounts	4,880	2,511
Proceeds from government securitization of winter weather event costs	197,366	—
Changes in assets and liabilities:
Accounts receivable	314,545	100,955
Materials and supplies	(1,721)	(7,927)
Natural gas in storage	124,463	(18,660)
Asset removal costs	(32,551)	(20,919)
Accounts payable	(198,968)	(92,887)
Accrued taxes other than income	(23,952)	(8,852)
Customer deposits	(3,219)	(2,177)
Regulatory assets and liabilities - current	35,633	43,697
Regulatory assets and liabilities - noncurrent	26,217	56,135
Other assets and liabilities - current	12,156	8,234
Other assets and liabilities - noncurrent	1,555	(3,541)
Cash provided by operating activities	748,742	286,677
Investing activities
Capital expenditures	(322,231)	(251,060)
Other investing expenditures	(1,647)	(1,332)
Other investing receipts	2,462	891
Cash used in investing activities	(321,416)	(251,501)
Financing activities
Repayments of notes payable, net	(334,900)	(3,900)
Issuance of common stock	3,175	37,104
Dividends paid	(72,006)	(66,821)
Tax withholdings related to net share settlements of stock compensation	(2,384)	(3,026)
Cash used in financing activities	(406,115)	(36,643)
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	21,211	(1,467)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	18,127	8,852
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$39,338	$7,385
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$47,773	$41,600
Cash paid for income taxes, net	$9,174	$16,200

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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended June 30, 2023, include an increase of $11.8 million associated with KGSS-I, which is offset by $7.3 million in amortization and operating expense and $4.5 million in net interest expense. Revenues for the six months ended June 30, 2023, include an increase of $23.7 million associated with KGSS-I, which is offset by $14.5 million in amortization and operating expense and $9.2 million in net interest expense.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets:

	June 30,	December 31,
	2023	2022
	(Thousands of dollars)
Restricted cash and cash equivalents	$32,006	$8,446
Accounts receivable	3,157	4,862
Securitized intangible asset, net	309,569	323,838
Current maturities of securitized utility tariff bonds	34,201	20,716
Accounts payable	1,483	3,204
Accrued interest	11,418	2,202
Securitized utility tariff bonds, excluding current maturities, net of $5.9 million of discounts and issuance costs	295,949	309,343
Equity	1,681	1,681

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the period indicated:

	Three Months Ended	Six Months Ended
	June 30, 2023
	(Thousands of dollars)
Operating revenues	$11,807	$23,740
Operating expense	(109)	(219)
Amortization expense	(7,180)	(14,269)
Interest income	226	301
Interest expense	(4,744)	(9,553)
Income before income taxes	$—	$—

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ONE Gas Announces Second Quarter 2023 Financial Results;
Reaffirms 2023 Financial Guidance
July 31, 2023

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2023	2022	2023	2022
	(Millions of dollars)
Natural gas sales	$348.3	$393.2	$1,320.0	$1,320.2
Transportation revenues	$29.1	$28.0	68.0	64.8
Securitization customer charges	$11.8	$0.0	$23.7	$0.0
Other revenues	$8.9	$7.8	$18.6	$15.4
Total revenues	$398.1	$429.0	$1,430.3	$1,400.4
Cost of natural gas	$130.2	$188.3	$796.0	$828.2
Operating costs	$136.4	$127.1	$282.2	$260.7
Depreciation and amortization	$67.5	$55.0	$138.8	$112.2
Operating income	$64.0	$58.6	$213.3	$199.3
Net income	$32.7	$32.1	$135.3	$131.0
Capital expenditures and asset removal costs	$190.2	$149.1	$354.8	$272.0

Volumes (Bcf)
Natural gas sales
Residential	12.8	13.8	67.4	74.4
Commercial and industrial	5.7	6.2	23.9	25.6
Other	0.4	0.6	1.5	1.7
Total sales volumes delivered	18.9	20.6	92.8	101.7
Transportation	52.8	53.4	117.8	120.5
Total volumes delivered	71.7	74.0	210.6	222.2

Average number of customers (in thousands)
Residential	2,090	2,084	2,095	2,085
Commercial and industrial	163	163	164	164
Other	3	3	3	3
Transportation	12	12	12	12
Total customers	2,268	2,262	2,274	2,264

Heating Degree Days
Actual degree days	593	635	5,465	6,334
Normal degree days	667	672	5,904	5,924
Percent colder (warmer) than normal weather	(11.1)%	(5.5)%	(7.4)%	6.9%

Statistics by State
Oklahoma
Average number of customers (in thousands)	919	915	922	916
Actual degree days	234	219	1,953	2,204
Normal degree days	228	228	2,020	2,020
Percent colder (warmer) than normal weather	2.6%	(3.9)%	(3.3)%	9.1%

Kansas
Average number of customers (in thousands)	649	650	652	652
Actual degree days	316	399	2,567	2,931
Normal degree days	394	394	2,854	2,855
Percent colder (warmer) than normal weather	(19.8)%	1.3%	(10.1)%	2.7%

Texas
Average number of customers (in thousands)	700	697	700	696
Actual degree days	43	17	945	1,199
Normal degree days	45	50	1,030	1,049
Percent colder (warmer) than normal weather	(4.4)%	(66.0)%	(8.3)%	14.3%
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